PMC SUPPLY AGREEMENT


          This Agreement (the "Agreement") is entered into as of August 1, 1998 by Connaught Laboratories Limited, a company incorporated under the laws of Ontario, Canada, with its principal place of business in North York, Ontario, Canada ("CLL" and, together with its Affiliates, "PMC"), and Aphton Corporation, a Delaware corporation, with its principal executive office in Miami, Florida, USA ("Aphton").


                              W I T N E S S E T H :


          WHEREAS, Aphton owns or controls certain patents, patent applications and proprietary information relating to its therapeutic cancer vaccine ("Gastrimmune(TM)") and Aphton have entered into a Co-Promotion Agreement and License dated as of February 14, 1997 (the "Marketing License"), which provides, among other things, that PMC will have certain rights to co-promote, market, distribute and sell Gastrimmune(TM) in Europe and North America;

          WHEREAS, PMC manufactures diphtheria toxoid and tetanus toxoid;

          WHEREAS, Section 3.1(c) of the Marketing License provides that Aphton and PMC will enter into a supply agreement to provide for a supply of PMC's diphtheria toxoid and/or its tetanus toxoid to Aphton for inclusion in products (including but not limited to Gastrimmune(TM)) developed by Aphton.


          NOW, THEREFORE, the parties hereto agree as follows:

          1. DEFINITIONS

          Unless otherwise defined in this Agreement, capitalized terms shall have the meaning set forth in the Marketing License.

          1.01 "Affiliate" shall mean, with respect to any Person, (i) any other Person of which the securities or other ownership interests representing fifty percent (50%) or more of the equity or fifty percent (50%) or more of the ordinary voting power or fifty percent (50%) or more of the general partnership interests are, at the time such determination is being made, owned, Controlled or held, directly or indirectly, by such Person, or (ii) any other Person which, at the time such determination is being made, is Controlling, Controlled by or under common Control with, such Person. As used herein, the term "Control," whether used as a noun or verb, refers to the possession, directly or indirectly, of the power to direct, or cause the direction of, the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

          1.02 "Aphton Supply Agreement" shall mean the Aphton Supply Agreement of even date herewith between Aphton and PMC.

          1.03 "Bulk Material" shall mean DT and/or IT, as the case may be, in each case as set forth in the Specifications.

          1.04 "Causative Agent" shall mean any virus, bacterium, fungus, parasitic agent or microorganism which is directly or indirectly responsible for causing the applicable disease.

          1.05  "Covered  Products"  shall  mean,  collectively,   the  Existing
Products, the PMC Option Products and the Declined Products, and "Covered Product" shall mean any of them. In addition, the term "Covered Product" shall include products in the research and development phase (whether such research and development is being performed by Aphton itself, or by a Third Party pursuant to a contract research or development arrangement in which such Third Party obtains no contractual rights to any product which results from such research or development work) which have not yet been offered to PMC pursuant to
Section 2.03 hereof.

          1.06 "Declined Product" shall mean a product developed by Aphton (either alone or in collaboration with a third party) to which, after compliance by Aphton with Section 2.03 hereof, PMC does not obtain rights.

          1.07 "DT" shall mean PMC's diphtheria toxoid.

          1.08 "DT/TT-Based Product" shall have the meaning set forth in Section 2.03.

          1.09 "Existing Products" shall mean,  collectively,  anti-gonadatropin
releasing   hormone  products,   anti-gastrin   products,   and   anti-chorionic
gonadatropin products.

          1.10 "IND" means an Investigational New Drug application.

          1.11  "Index"  shall  mean  the  Industrial   Product  Price  Index  -
Pharmaceutical and Medicine Industry, Index No. D694150, produced by Statistics Canada, or any successor index.

          1.12 "Legal Requirements" shall mean all laws, statutes, ordinances, codes, rules, regulations, published standards, permits, judgments, decrees, writs, injunctions, rulings, orders and other requirements of all Public Authorities.

          1.13 "Person" shall mean any natural person, corporation, firm, business trust, joint venture, association, organization, company, partnership or other business entity, or any government, or any agency or political subdivision thereof.

          1.14   "Phase   I"   shall   mean  a   clinical   trial   in  which  a
biopharmaceutical product is administered to a limited number of subjects to test the product's safety.

          1.15   "Phase   II"   shall   mean  a   clinical   trial  in  which  a
biopharmaceutical product is administered to a limited number of subjects to determine dose ranges and efficicacy.

          1.16   "Phase   III"  shall   mean  a   clinical   trial  in  which  a
biopharmaceutical product is administered to a large number of subjects to determine safety and efficacy.

          1.17 "PMC Option Product" shall mean a product to which PMC acquires rights in accordance with the procedure set forth in Section 2.03 hereof.

          1.18 "Public Authority" shall mean any supranational, national, regional, state or local government, court, governmental agency, authority, board, bureau, instrumentality or regulatory body.

          1.19 "Specifications" shall mean the specifications for the Bulk Material attached hereto as Exhibit A, as amended from time to time by the parties.

          1.20 "Third Party" shall mean any Person which is not an Affiliate of any party hereto.

          1.21 "TT" shall mean PMC's tetanus toxoid.

          2. SUPPLY OF BULK MATERIAL

          2.01 Subject to Section 2.02 hereof, PMC agrees to manufacture (or have manufactured) and supply, and Aphton agrees to purchase, such amounts of Bulk Material for use in Covered Products as Aphton may from time to time order in accordance with the terms of this Agreement; provided that under no circumstances shall Aphton (i) use (or permit to be used) any Bulk Material in any product for sale anywhere in the world unless such product is approved by the U.S. F.D.A. Center for Biological Evaluation and Response (CBER), or any successor agency or department, for investigational use or sale in the United States (or by a similar regulatory agency in the European Union, Canada or Japan), (ii) sell, supply, transfer or otherwise provide to any Third Person any DT or TT supplied to Aphton hereunder unless such DI or TT is to be used in a research and development program relating to a Covered Product, (iii) use (or permit to be used) any Bulk Material in any vaccine or other product which is not a Covered Product, or (iv) use (or permit to be used) any Bulk Material in any vaccine against any infectious disease Causative Agents (other than any vaccines against infectious disease Causative Agents which are Existing Products).

          2.02 In the event that the available quantities of Bulk Material are limited due to an Event of Force Majeure (as defined in Section 12.08 hereof), PMC shall notify Aphton of such shortage as soon as possible and shall allocate to Aphton a pro rata share of the amount of Bulk Material available to PMC from PMC's DT and/or TT manufacturing facility, or facilities, as applicable (or contract manufacturer or manufacturers, as applicable), based upon the number of grams of Bulk Material reflected in the applicable Forecast in comparison to the total number of grams of Bulk Material reflected in the approved annual budget of PMC, subject to verification by Aphton in accordance with Section 4.02 hereof.

          2.03 In the event that Aphton develops (either alone, with an Affiliate or with a Third Party) any new products (other than any new products which are vaccines against infectious disease Causative Agents, in connection with which Aphton may not under any circumstances use any DT or TT, pursuant to
Section 2.01 hereof) in connection with which Aphton desires to use any Bulk Material in the manufacture of the final, licensed product (each, a "DT/TT-Based Product"), then promptly following the date on which Aphton decides to use Bulk Material with such new product (which shall be no earlier than the filing of an IND in respect of such DT/TT-Based Product and no later than commencement of preparation of clinical lots of such DT/TT-Based Product for Phase III clinical trials), Aphton shall offer such product to PMC (the "Offer"). Aphton shall, concurrently with the Offer, (i) make available to PMC all data and information relating to such DT/TT-Based Product which exists as of the date of the Offer, and (ii) provide a written representation to PMC that all Phase I and Phase II testing has been completed and that all data resulting therefrom in Aphton's possession or of which Aphton is aware has been made available to PMC. PMC shall have three (3) months from the date such product is offered by Aphton (and all such information is received by PMC) to determine whether it wishes to commence negotiations with respect to obtaining rights to such DT/TT-Based Product. If PMC wishes to commence such negotiations, PMC and Aphton negotiate in good faith and exclusively for a period of sixty (60) days the terms under which PMC will obtain such rights. In the event that, at the end of such sixty (60) day period, PMC and Aphton are unable in good faith to agree on fair and commercially reasonable terms under which PMC will obtain rights to develop and/or market such product, Aphton shall be free to use Bulk Material supplied hereunder in connection with such DT/TT-Based Product (and such DT/TT-Based Product shall constitute a Declined Product for the purposes of this Agreement); provided, that Aphton shall not be permitted to grant to any Third Party any rights to develop and/or market such DT/TT-Based Product on terms which are less favorable to Aphton than PMC's final offer made in connection with the Offer and the subsequent negotiations. If at any time Aphton wishes to grant rights to any Third Party to develop and/or market such DT/TT-Based Product on terms which are less favorable to Aphton than those offered by PMC, Aphton shall first confirm if PMC's final offer is still open. In connection therewith, Aphton shall provide to PMC all clinical data which has been generated in respect of such DT/TT-Based Product and which has not previously been made available to PMC (along with a written representation from Aphton that all such clinical data has been provided to PMC). PMC shall thereafter have thirty (30) days to confirm or withdraw its final offer. If PMC confirms its final offer, Aphton and PMC shall promptly execute and deliver appropriate binding written agreements which reflect such offer. If PMC withdraws its final offer, Aphton shall be free to enter into an agreement with such Third Party on such less favorable terms. If PMC and Aphton enter into an agreement under which PMC obtains rights to develop and/or market such DT/TT-Based Product, such product shall constitute a PMC Option Product for the purposes of this Agreement. In order to ensure that PMC can exercise the rights provided for hereunder, Aphton agrees not to enter into any agreements or understandings, whether oral or written, pursuant to which a Third Party will acquire rights to market any DT/TT-Based Product, either alone or through an arrangement in which Aphton participates, which would preclude PMC from obtaining exclusive marketing rights to such DT/TT-Based Product upon acceptance of an Offer.

          3. FORECASTS AND ORDERS FOR BULK MATERIAL

          3.01 PMC will supply, and Aphton will purchase from PMC, quantities of Bulk Material determined in accordance with the procedures set forth in this
Article 3.

          3.02 At the reasonable request of Aphton from time to time until December 31, 1998, PMC will supply, and Aphton will purchase from PMC, reasonable quantities of Bulk Material in accordance with the terms and conditions of this Agreement.

          3.03 Beginning on September 30, 1998 (for the period beginning January 1, 1999) and every three months thereafter for so long as this Agreement shall remain in effect, Aphton shall provide PMC with a rolling nine-month forecast of its requirements for Bulk Material (each, a "Forecast"), which Forecast must specify (i) the number of grams of DT and/or TT, as applicable, (ii) the amount of such Bulk Material which shall constitute Art. 6 DT/TT (as defined in the Marketing License) and (iii) if any quantities are specified, at least [Redacted]* grams of Bulk Material must be specified. The quantities specified in each Forecast (i) in respect of the first three month period covered thereby, shall constitute an irrevocable, firm order (a "Firm Order") as to the quantities of Bulk Material, the delivery dates and the delivery locations specified therein, (ii) in respect of the second three month period covered thereby, shall constitute a Firm Order as to the quantities of Bulk Material specified therein, and (iii) in respect of the third three month period covered thereby, shall constitute a non-binding estimate; provided that such quantities do not exceed [Redacted]* grams per annum in the aggregate. No quantities in excess of [Redacted]* grams per annum in the aggregate will constitute a Firm Order if PMC has notified Aphton (within ninety (90) days of the receipt of the applicable forecast) that the annual DT and/or TT manufacturing capacity, as applicable, of its (or its contract manufacturer's) manufacturing facility or facilities, as applicable, would be exceeded by such quantities. If PMC so notifies Aphton, the parties will negotiate in good faith the possible expansion of the manufacturing capacity and the costs thereof. A Firm Order may not be canceled and, following performance by PMC of its obligations hereunder with respect to such order, Aphton shall be obligated to pay the price for said order as provided in Sections 4.01 and 4.02 hereof. PMC shall be deemed to have met its obligations hereunder in the event that the actual grams of Bulk Material delivered in accordance with Section 5.01 hereof are equal to at least [Redacted]*% of the quantities specified in the Firm Order. Aphton agrees to pay for the grams actually received, but only to the extent that such amounts do not exceed [Redacted]*% of the quantities specified in the Firm Order. Notwithstanding the foregoing, in the event that market conditions require an increase or decrease in the quantities of Bulk Material specified in any Firm Order, the parties will negotiate in good faith alternative arrangements to meet the business objectives of the parties.

          4. PRICE AND PAYMENT

          4.01 The price for Bulk Material shall equal: (a) in the case of DT, US$[Redacted]* per gram (Index-adjusted) and (b) in the case of TT, US$[Redacted]* per gram (Index-adjusted); provided that Article 6 DT/TT shall be supplied to Aphton at no cost. The parties hereby amend the reference in Section 6.1(b) of the Marketing License to a price of "US$[Redacted]* per gram" for DT to read "US$[Redacted]* per gram" to accord with this Section 4.01.

          4.02 During the term of this Agreement and for a period of three (3) years thereafter, upon reasonable request and notice of Aphton, PMC shall, at the sole expense of Aphton, permit a reputable independent public accountant not providing significant services to either Aphton, PMC or any of their respective Affiliates, to have access during ordinary business hours to PMC's financial records necessary to determine the correctness of the amount of any Bulk Material allocated to Aphton pursuant to Section 2.02. Such accountant shall not disclose any information other than a statement concerning the correctness of such amount. Such examination may occur in any year in which there is a supply shortfall. The right to request a determination under this Section 4.02 with respect to any year shall terminate two (2) years after the end of such year. In addition, in the event that either party hereto believes that cost factors or market conditions adversely affect to a significant degree the cost structure of


------------------------
* The redacted portions of this document have been omitted pursuant to a request for confidential treatment and such redacted portions have been filed separately with the Securities and Exchange Commission.

the transactions contemplated by this Agreement, the parties agree to discuss in good faith appropriate adjustments to the price of Bulk Material hereunder to respond to such cost factors or market conditions.

          4.03 Bulk Material (other than Art. 6 DT/TT) supplied hereunder shall be invoiced when delivered to Aphton in accordance with Section 5.01. Aphton shall pay to PMC the price of each shipment of Bulk Material (other than Art. 6 DT/TT) delivered to Aphton as provided in Section 5.01 within thirty (30) business days after the invoice date with respect to such delivery. Payment shall be remitted in immediately available funds in United States dollars.

          5. DELIVERY AND RISK OF LOSS

          5.01 PMC shall deliver or arrange for the delivery of Bulk Material to Aphton, DDP at a point or points of destination selected by Aphton.

          5.02 Title to Bulk Material sold hereunder shall pass to Aphton upon delivery to Aphton in accordance with Section 5.01, whereupon Aphton shall assume all risk of loss or damage.

          6. WARRANTY

          6.01 EXCEPT AS EXPRESSLY SET FORTH IN THIS SECTION 6.01, PMC MAKES NO WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED, WRITTEN OR ORAL, INCLUDING ANY IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE. PMC warrants that Bulk Material, when delivered to Aphton in accordance with Section
5.01 hereof shall meet the Specifications. Copies of the relevant establishment and product licenses (with all confidential, proprietary material deleted therefrom) shall be provided to Aphton upon its request.

          6.02 If Aphton claims that the Bulk Material in any given shipment did not at the time of delivery to Aphton in accordance with Section 5.01 meet the Specifications, PMC shall conduct an assay of its retained samples from such shipment. If Aphton's claim is correct, PMC, at its option, shall either replace such shipment or reimburse or give credit for such payment to Aphton, in each case together with any out-of-pocket expenses incurred by Aphton.

          6.03 PMC shall retain batch data records and quality control certificates for each batch of Bulk Material of which any portion is shipped to Aphton and, if requested by Aphton, will provide such information to Aphton. Such records shall be retained for the period required by any applicable Legal Requirements.

          7. GMP COMPLIANCE: INSPECTION OF FACILITIES; ADVERSE EXPERIENCE REPORTING; RECORDS

          7.01 The parties undertake to comply with all regulations of any Public Authority having jurisdiction over the manufacturing, storage, handling or sale of the Bulk Material in effect related to obtaining and maintaining legal approval for the marketing and sale of the Bulk Material.

          7.02 Upon reasonable request by either party (the "Inspecting Party"), the other party (the "Other Party") shall permit (or cause its contract manufacturer to permit) duly authorized employees of the Inspecting Party and, with the consent of the Other Party (not to be unreasonably withheld), other representatives of the Inspecting Party, to inspect the Other Party's (or its contract manufacturer's) facilities, procedures and capabilities to insure continued compliance with this Agreement and applicable Legal Requirements, provided that the Other Party may, in its sole discretion, refuse to grant access to any areas of its facilities or manufacturing records if such access could jeopardize the confidentiality of any of the Other Party's proprietary technology.

          7.03 During the term of this Agreement, each party shall notify the other immediately of any information (howsoever obtained and from whatever source) concerning any unexpected side effect, injury, toxicity or sensitivity reaction, or any unexpected incidence, and the severity thereof, associated with the clinical uses, studies, investigations, testing and marketing of the Bulk Material. For purposes of this Section 7.03, "unexpected" shall mean (x) for a non-marketed product, an experience that is not identified in nature, severity or frequency in the current clinical investigator's confidential information brochure, and (y) for a marketed product, an experience which is not listed in the current labeling for such product, and includes an event that may be symptomatically and pathophysiologically related to an event listed in the labeling but differs from the event because of increased frequency or greater severity or specificity. Each party shall further notify the other immediately of any information received regarding any threatened or pending action by any Public Authority which may affect the safety and efficacy claims of the Bulk Material. Upon receipt of any such information, the parties shall consult with each other in an effort to arrive at a mutually acceptable procedure for taking appropriate action; provided, however, that nothing contained herein shall be construed as restricting either party's right to make a timely report of such matter to any Public Authority or take other action that it deems to be appropriate or required by applicable law or regulation.

          7.04 If reasonably requested by Aphton, all technical records relating to the manufacturing, supply or provision of Bulk Material by or on behalf of PMC shall be retained for a period of at least eleven (11) years from the date of delivery of Bulk Material.

          7.05 PMC agrees to provide such reasonable assistance and access to regulatory filings on its DT or TT as may be reasonably necessary to permit Aphton to obtain regulatory approval in any Regulatory Jurisdiction for any Aphton product which incorporates Bulk Material as a component, subject to the limitations set forth in Section 2.01 hereof.

          8. SUPERIORITY

          8.01 No provision on the Aphton purchase order form or on PMC's general conditions of sale which may purport to impose different conditions upon Aphton or PMC shall modify the terms of this Agreement.

          9. INDEMNIFICATION

          9.01 PMC hereby agrees to indemnify, defend and hold harmless Aphton, its Affiliates, officers, directors, employees and agents from and against any liabilities, claims, damages, costs, expense (including reasonable attorneys'

fees), judgments (collectively, "Damages") arising out of, based upon or resulting from (i) the manufacturing of the Bulk Material, (ii) the failure of any Bulk Material to meet the Specifications therefor at the time of delivery to Aphton in accordance with Section 5.01 hereof, or (iii) the breach by PMC of any of its obligations or warranties hereunder, except to the extent any such Damages arise out of, are based upon or result from the negligence or willful misconduct of Aphton or a breach by Aphton of any of its obligations or warranties hereunder or under the Aphton Supply Agreement.

          9.02 Aphton hereby agrees to indemnify, defend and hold harmless PMC, its Affiliates, officers, directors, employees and agents from and against any Damages arising out of, based upon or resulting from (i) the negligence or willful misconduct of Aphton or a breach by Aphton of any of its obligations or warranties hereunder or under the Aphton Supply Agreement, (ii) the possession, processing, shipment, storage or disposal of any Bulk Material supplied hereunder, or (iii) the possession, manufacture, sale, use, distribution, processing, shipment, storage or disposal of any product by Aphton, whether or not any Bulk Material is incorporated therein. Notwithstanding the foregoing, the indemnities set forth in Article 11 of the Marketing License shall govern the parties' respective indemnification obligations in respect of the Product (as defined therein). Aphton agrees to obtain and to maintain product liability, clinical trial liability and environmental liability insurance (with PMC named as an additional insured), with an insurer rated "A" or better by A.M. Best, in the amount agreed upon by the Steering Committee pursuant to Article 11(c) of the Marketing License. Such insurance may not be cancelled or terminated except upon thirty (30) days' prior written notice to PMC. Such insurance, as it applies to all Aphton products other than the Product (as defined in the Marketing License), shall be obtained and maintained at Aphton's sole cost and expense. From time to time, at the request of PMC, Aphton will cause certificates of such insurance to be supplied to PMC evidencing compliance with the obligations set forth herein. PMC shall not assert against Aphton, and PMC hereby waives, any and all claims against Aphton for Damages imposed upon or incurred by PMC arising out of, based upon or resulting from any claim covered by such insurance, to the extent of such coverage and to the extent Aphton shall have acknowledged in writing its obligation to indemnify PMC pursuant to this
Section 9.02 in respect of such claim.

          9.03 (a) Any party entitled to  indemnification  under Section 9.01 or
Section 9.02 (an "Indemnified Party") shall promptly notify the party potentially responsible for such indemnification (the "Indemnifying Party") upon becoming aware of any claim or claims asserted or threatened against the Indemnified Party which could give rise to a right of indemnification under this Agreement, provided, however, that the failure to give such notice shall not relieve the Indemnifying Party of its indemnity obligation hereunder except to the extent that such failure substantially prejudices its rights hereunder.

          (b) The Indemnifying Party shall have the right to defend, at its sole cost and expense, such claim by all appropriate proceedings, which proceedings shall be prosecuted diligently by the Indemnifying Party to a final conclusion or settled at the discretion of the Indemnifying Party, provided, however, that the Indemnifying Party may not enter into any compromise or settlement unless
(i) the Indemnified Party consents thereto, which consent shall not be unreasonably withheld, and (ii) such compromise or settlement includes as an unconditional term thereof, the giving by each claimant or plaintiff to the Indemnified Party of a release from all liability in respect of such claim.

          (c) The Indemnified Party may participate in, but not control, any defense or settlement of any claim controlled by the Indemnifying Party pursuant to this Section 9.03 and shall bear its own costs and expenses with respect to such participation, provided, however, that the Indemnifying Party shall bear such costs and expenses if counsel for the Indemnifying Party shall have reasonably determined that such counsel may not properly represent both the Indemnifying Party and the Indemnified Party.

          (d) If the Indemnifying Party fails to notify the Indemnified Party within twenty (20) days after receipt of notice of a claim in accordance with
Section 9.03(a) that it elects to defend the Indemnified  Party pursuant to this
Section 9.03, or if the Indemnifying Party elects to defend the Indemnified Party but fails to prosecute or settle the claim diligently and promptly, then the Indemnified Party shall have the right to defend, at the sole cost and expense of the Indemnifying Party, the claim by all appropriate proceedings, which proceedings shall be promptly and vigorously prosecuted by the Indemnified Party to a final conclusion or settled, provided, however, that in no event shall the Indemnifying Party be required to indemnify the Indemnified Party for any amount paid or payable by the Indemnified Party in the settlement of any such claim agreed to without the consent of the Indemnifying Party (not to be unreasonably withheld).

          10. TERM AND TERMINATION

          10.01 This Agreement shall take effect as of the date hereof and shall continue in effect unless terminated by a party in accordance with Section 10.02 hereof.

          10.02 This Agreement may be terminated by either party if (i) the other party fails to observe, perform or otherwise breaches any of its material covenants agreements or obligations under this Agreement in any material respect and (ii) such failure continues for a period of sixty (60) days after receipt by the other party of notice thereof from the electing party specifying such failure. Following such period, the electing party has ninety (90) days to give notice to the other party of its election to terminate this Agreement.

          10.03 Upon any termination of this Agreement, each party shall have no further liability or obligation to the other, except to pay any amount accruing to the other party under the provisions of this Agreement while it was in effect and damages for any breach.

          10.04 In addition, anything herein to the contrary notwithstanding, the following provisions of this Agreement shall survive termination of this Agreement for the longest period permitted by applicable law and/or required by this Agreement with respect to all Bulk Material delivered prior to termination:
Sections 4.02, 7.02, 7.04, 10.03,  10.04, 12.01, 12.02 and 12.08 and Articles 6,
9 and 11.

          11. CONFIDENTIALITY

          11.01 Except as expressly set forth in this Article 11, each party shall, and shall cause its Affiliates and its and their officers, directors, employees, agents and subcontractors (collectively, "Representatives") to, keep confidential any and all technical, commercial, scientific and other proprietary data, processes, documents or other information (whether in oral or written form) or physical object (including, without limitation, intellectual property, marketing data, agreements between any party and a third party, license applications, and business plans and projections of any party) acquired from the other party, its Affiliates or any of their respective Representatives in respect of the transactions contemplated by this Agreement and which relates (in the case of a party) to the other party or any of its Affiliates or their respective businesses or products ("Confidential Information"), and each party shall not disclose directly or indirectly, and shall cause its respective Affiliates and Representatives not to disclose directly or indirectly, any Confidential Information to anyone outside such Person, such Affiliates and their respective Representatives, except that the foregoing restriction shall not apply to any information disclosed hereunder to any party if such Person (the "Receiving Person") can demonstrate that such Confidential Information:

          (a) is or hereafter becomes generally available to the trade or public other than by reason of any breach hereof;

          (b) was already known to the Receiving Person, or such Affiliate or Representative as shown by written records;

          (c) is disclosed to the Receiving Person or such Affiliate or Representative by a third party who has the right to disclose such information;

          (d) is developed by or on behalf of the Receiving Person or any of its Affiliates independently, without reliance on Confidential Information received hereunder; or

          (e) based on such Person's good faith judgment with the advice of counsel, is otherwise required to be disclosed in compliance with applicable Legal Requirements by a Public Authority and such information shall remain Confidential Information for all other purposes unless subparagraphs (a) through (d) above otherwise apply.

          11.02 Each party agrees that it shall not (and shall not permit any of its Affiliates to) at any time use any Confidential Information in the conduct of its businesses without the prior written consent of the other party. The obligations set forth in this Article 11 shall extend to copies, if any, of Confidential Information made by any of the Persons referred to in Section 11.01 and to documents prepared by such Persons which embody or contain Confidential Information.

          11.03 Each party shall deal with Confidential Information so as to protect it from disclosure with a degree of care not less than that used by it in dealing with its own information intended to remain exclusively within its knowledge and shall take reasonable steps to minimize the risk of disclosure of Confidential Information.

          11.04 The obligations set forth in this Article 11 shall survive the expiration, termination or assignment of this Agreement for a period of fifteen
(15) years thereafter.

          11.05 Within thirty (30) days after the termination of this Agreement, the Receiving Person shall (and shall cause its Affiliates and Representatives to), at the option of the Disclosing Person, return to the Disclosing Person or destroy all Confidential Information in its or their possession; provided, however, that the Receiving Person may, upon notice to the Disclosing Person, retain in its legal files or in the office of outside legal counsel one copy of any document solely for use in any pending legal proceeding to which such document relates.

          12. MISCELLANEOUS PROVISIONS

          12.01 Any notices to be given hereunder shall be in writing and shall be delivered by one of the following means: personal delivery, certified or registered airmail, facsimile with confirmed receipt or confirmed delivery by an overnight commercial courier service:

          (a) if to Aphton, to:

              Aphton Corporation
              80 SW 8th St.
              Miami, Florida  33130
              USA
              Attention:   Chairman, President and Chief Executive Officer
              Telephone:   (305) 374-7338
              Facsimile:   (305) 374-7615

              with a copy to:

              Dimitrios T. Drivas, Esq.
              White & Case
              1155 Avenue of the Americas
              New York, New York  10036-2787
              USA
              Telephone:   (212) 819-8286
              Facsimile:   (212) 354-8113

          (b) if to PMC, to:

              Connaught Laboratories Limited
              1755 Steeles Avenue West
              North York, Ontario M2R 3T4
              Canada
              Attention:   Vice President and General Counsel
              Telephone:   (416) 667-2615
              Facsimile:   (416) 667-2860

              with copies to:

              Pasteur Merieux Serums & Vaccins S.A.
              58, avenue Leclerc - B.P. 7046
              69348 Lyon Cedex 07
              France
              Attention:   Senior Vice President, Secretary and General Counsel
              Telephone:   (33)(4) 72.73.77.84
              Facsimile:   (33)(4) 72.73.70.61

              L. Kevin O'Mara, Jr., Esq.
              Akin, Gump, Strauss, Hauer & Feld LLP
              590 Madison Avenue
              New York, New York  10022
              Telephone:   (212) 872-1021
              Facsimile:   (212) 872-1002

          12.02 This Agreement shall be governed by, and construed in accordance with, the internal laws of New York, without regard to principles of conflict of laws (other than Section 5-1401 of the General Obligations Law).

          12.03 This Agreement shall be binding upon and shall inure to the benefit of the parties and their respective successors and permitted assigns. Notwithstanding the foregoing, neither party shall have the right to assign its rights or obligations hereunder (whether by operation of law or otherwise) without the prior written consent of the other party.

          12.04 The parties shall execute and deliver such other documents and take such other action as may be reasonably necessary to implement and carry out the intent of this Agreement.

          12.05 If any provision of this Agreement is ultimately held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby, unless the absence of the invalidated provision materially and adversely affects the substantive rights of the parties hereto. To the extent permitted by applicable law, each party hereby waives any provision of law which renders any provision hereof invalid, illegal or unenforceable in any respect. In the event that any provision hereof shall be held to be invalid, illegal or unenforceable and the absence of such provision materially and adversely affects the substantive rights of the parties hereunder, the parties hereto shall use their best efforts to replace the invalidated provision with a legal, valid and enforceable provision which, insofar as practicable, implements the intent of the invalidated provision.

          12.06 Except as otherwise provided herein, no term or condition of this Agreement may be waived or qualified at any time except by a written instrument executed by both parties hereto. No waiver of any provision of this Agreement shall constitute a waiver of any other provision, nor shall such waiver preclude subsequent reliance on such provision. Except as otherwise expressly provided herein, no omission, delay or failure on the part of any party in exercising any right or remedy, and no partial exercise thereof, will constitute a waiver of any right remedy or preclude its further exercise or the exercise of any other right or remedy.

          12.07 Each of the parties shall pay their respective legal, accounting and other professional advisory fees, costs and expenses incurred in connection with the execution and delivery of this Agreement and all documents and instruments executed pursuant to this Agreement and any other costs and expenses incurred.

          12.08 No party shall be liable to the other, or be in default under the terms of this Agreement, for its failure to fulfill its obligations hereunder to the extent such failure arises for any reason beyond its control including, without limitation, strikes, lockouts, labor disputes, acts of God, acts of nature, acts of governments or their agencies, fire, flood, storm, power shortages or power failure, war, sabotage, inability to obtain sufficient labor, raw materials, fuel or utilities, or inability to obtain transportation (each, an "Event of Force Majeure"), provided that the party relying on the provisions of this Section 12.08 shall forthwith give to the other notice of its inability to observe or perform the provisions of this Agreement and the reasons therefor, and provided further that the suspension of the obligations of the party so affected will continue only for so long as such Event of Force Majeure continues.

          12.09 This Agreement contains the entire understanding of the parties with regard to the subject matter of this Agreement and supersedes all prior agreements and understandings of the parties with respect to the subject matter hereof. This Agreement may not be supplemented or amended, except by a writing signed by both parties.

          12.10 This Agreement may be executed in any number of counterparts, each of which when delivered shall be deemed to be an original and all of which together shall constitute one and the, same document.

          12.11 The parties acknowledge that it is in their mutual interest to ensure that the transactions contemplated hereunder are structured in the most tax-efficient manner. In the event that a party believes that these transactions can be restructured in order to achieve a more efficient tax outcome for one or both parties, the parties agree to work together to implement such restructuring, provided that such new structure respects the economic terms (disregarding tax effects) of the relationship.

          IN WITNESS  WHEREOF,  the parties  have caused  this  Agreement  to be
executed  as  of  the  date  hereof  by  their  duly   authorized   officers  or
representatives.


                                       CONNAUGHT LABORATORIES LIMITED


                                       By       /s/ J. Mark Lievonen
                                         ---------------------------------------
                                         Name:   J. Mark Lievonen
                                         Title:  Senior Vice President,
                                                  and General Manager,
                                                  Oncology Business Unit


                                       By       /s/ Dr. Raafat E. F. Fahim
                                         ---------------------------------------
                                         Name:   Dr. Raafat E. F. Fahim
                                         Title:  Vice President, Industrial
                                                  Operations


                                       APHTON CORPORATION


                                       By       /s/ Philip Gevas
                                         ---------------------------------------
                                         Name:   Philip Gevas
                                         Title:  Chairman, President & CEO